Exhibit 99.1

FMG ACQUISITION CORP. COMMON STOCK AND WARRANTS TO COMMENCE TRADING SEPARATELY ON NOVEMBER 7, 2007

November 6, 2007 - New York, NY - FMG Acquisition Corp. (OTCBB:FMGQU) (the “Company”) announced today that Pali Capital, Inc., the representative of the underwriters of its initial public offering of units, which was consummated on October 11, 2007, has notified the Company that separate trading of the common stock and warrants underlying the units may commence on November 7, 2007 and that trading in the units would continue, as well, under the symbol “FMGQU.” The common stock and the warrants will be quoted on the Over-The-Counter Bulletin Board under the symbols “FMGQ” and “FMGQW”, respectively.

FMG Acquisition Corp. is a newly organized blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, exchangeable share transaction, joint venture or other similar business combination with one or more operating businesses. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry, although the Company intends to focus initially on target businesses in the insurance industry.

Company Contact:

Gordon G. Pratt, Chairman
Four Forest Park, Second Floor
Farmington, CT 06032
Phone: 860-677-2701